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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------


                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of Earliest Event Reported):
                                 March 28, 2006

                               ROGERS CORPORATION
               (Exact name of Registrant as specified in Charter)

         Massachusetts                     1-4347                   06-0513860
(State or Other Jurisdiction of   (Commission File Number)      (I.R.S. Employer
        Incorporation)                                       Identification No.)

       One Technology Drive, P.O. Box 188, Rogers, Connecticut 06263-0188
              (Address of Principal Executive Offices and Zip Code)

                                 (860) 774-9605
              (Registrant's telephone number, including area code)

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

         |_| Written communications pursuant to Rule 425 under the Securities
             Act (17 CFR 230.425)

         |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act
             (17 CFR 240.14a-12)

         |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 204.13e-4(c))


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Item 4.02        Non-reliance on previously issued financial statements or a related audit report or completed interim review.

On March 28, 2006, while in the course of preparing its Annual Report on Form 10-K for the fiscal year ended January 1, 2006 (the "2005 10-K"), the management of Rogers Corporation ("Rogers") determined that the Company was improperly accounting for shipping and handling costs in accordance with Emerging Issues Task Force 0-10 (EITF 00-10), Accounting for Shipping and Handling Fees and Costs, and concluded that the Company will restate its previously issued financial statements for the years ended December 28, 2003 and January 2, 2005, and for the quarterly periods in the years ended January 2, 2005 and January 1, 2006, and that those financial statements should not be relied upon. The authorized officers of Rogers have discussed with Rogers' independent registered public accounting firm the matters disclosed in this filing pursuant to Item 4.02(a).

EITF 00-10 requires that all shipping and handling costs billed to customers of Rogers be recorded as sales and the actual costs incurred should be recorded as a component of cost of sales. In prior periods, Rogers recorded freight costs within net sales. As a result of this restatement, Rogers' net sales and cost of sales increased by an equal amount to reflect the inclusion of shipping revenue and costs in the appropriate line items, but there was no effect on Rogers' operating income, net income, earnings per share, financial position or cash flows.

In addition to the restatement described above, as previously disclosed in a Current Report on Form 8-K filed by Rogers on March 6, 2006, Rogers will be restating in its 2005 10-K its previously issued financial statements for the years ended December 28, 2003 and January 2, 2005 and for the quarterly period ended October 2, 2005 based on comments that Rogers had received in a standard review letter from the Securities and Exchange Commission ("SEC") as part of its periodic examination of public company disclosures. The comments related to the SEC's review of certain recent public filings.

One of the two open issues, as previously disclosed, was Rogers' treatment of the 2004 fourth quarter positive tax adjustment of $5.0 million, as reported and explained in Rogers' 2004 Form 10-K and March 3, 2005 press release, and the net tax benefit of $0.1 million recorded in the results for 2005. These one-time, non-cash adjustments to earnings were required to properly state certain deferred income tax accounts for temporary tax differences that most likely accumulated over many years. The SEC had questioned the Company's treatment of including these amounts in earnings in 2004 and 2005 in lieu of restating prior periods by recording an increase to beginning retained earnings.

As previously disclosed, the accounting issue was first identified while Rogers was completing the 2004 Form 10-K filing. At the time of the 2004 Form 10-K filing and subsequent filings, through extensive efforts undertaken in completing the filings, it was determined that the adjustments related substantially to financial periods prior to 2002. However, the exact amounts could not be definitively attributed to specific periods with absolute certainty. Therefore, Rogers felt the prudent approach was to recognize the adjustments in its results in the periods identified, hence the adjustment in the fourth quarter of 2004 and the subsequent adjustments in the third and fourth quarters of 2005, and to disclose the adjustments with complete transparency.

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Following further discussions with the SEC, on March 3, 2006, Rogers management concluded that the Company will restate its previously issued financial statements for the years ended December 28, 2003 and January 2, 2005 and that those financial statements should not be relied upon. The Company will therefore restate such financial statements in its 2005 10-K.

The second outstanding issue raised by the SEC review, also as previously disclosed, was a question regarding how Rogers aggregates operating segments into reportable segments. Following discussion with the SEC and based on current business conditions and the strategic outlook for its various businesses, the Company will be adjusting how it aggregates operating segments into reportable segments beginning with its 2005 Form 10-K filing.

As previously disclosed, the authorized officers of Rogers and the Audit Committee of Rogers' Board of Directors have discussed with Rogers' independent registered public accounting firm the matters disclosed in this filing pursuant to Item 4.02(a) in connection with the matters relating to the SEC comment letter process.







                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  ROGERS CORPORATION


                                  By: /s/ Dennis M. Loughran
                                      --------------------------
                                      Dennis M. Loughran
                                      Vice President, Finance and
                                         Chief Financial Officer

Date:  March 31, 2006